8503 Hilltop Drive Ooltewah, Tennessee 37363 (423) 238-4171

	APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer
For Immediate Release

	CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
Financial Dynamics
Investor Contact: Eric Boyriven
(212) 850-5600

MILLER INDUSTRIES REPORTS 2005 SECOND QUARTER EARNINGS RESULTS

CHATTANOOGA, Tennessee, August 9, 2005 -- Miller Industries, Inc. (NYSE: MLR) (“the Company”) today announced financial results for the second quarter of 2005, which ended June 30, 2005.
For the second quarter of 2005, net sales from continuing operations were $92.9 million, an increase of 55.8% compared with $59.6 million in the second quarter of 2004. Operating income for the quarter was $7.3 million, an increase of 119.5% over the prior year period. Second quarter 2005 income from continuing operations(1) was $5.2 million, or $0.45 per diluted share ($0.46 per basic share), an increase of 150.6% when compared with income from continuing operations in the second quarter of 2004 of $2.1 million, or $0.19 per diluted and basic share.
Miller Industries reported net income for the 2005 second quarter of $5.2 million, or $0.45 per diluted share ($0.46 per basic share), which included an after-tax loss of $(34,000), or $(0.00) per diluted and basic share, from discontinued operations. This compares to net income for the 2004 second quarter of $1.8 million, or $0.16 per diluted and basic share, which included an after-tax loss from discontinued operations of $(322,000), or $(0.03) per diluted and basic share. The Company’s diluted shares outstanding increased 4.5% over the year ago period, primarily as a result of the sale of 480,000 shares of common stock in a private placement in the second quarter of 2004, as previously announced.
Costs of operations in the second quarter of 2005 were $79.4 million, compared to $51.0 million in the year ago period. Gross profit for the second quarter of 2005 rose 55.0% to $13.5 million from $8.7 million in the second quarter of 2004. As a percentage of sales, gross margin was 14.5% in the 2005 second quarter, versus 14.6% a year ago and 11.7% in the first quarter of 2005. While gross margin was

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MILLER INDUSTRIES REPORTS 2005 SECOND QUARTER EARNINGS RESULTS	PAGE 2

impacted by increased steel costs over the year ago period, these costs were somewhat offset by the Company’s past pricing actions, the benefits of which continued to flow through the Company’s backlog.
For the second quarter of 2005, selling, general and administrative expenses were $6.2 million, versus $5.4 million in the prior year period. These increases were due to higher incentive accruals and increases in personnel expense associated with higher sales levels, as well as incremental professional fees and personnel expenses associated with ongoing Sarbanes-Oxley compliance. As a percentage of net sales, selling, general and administrative expenses were 6.6% for the second quarter of 2005, versus 9.0% in the year ago period.
Total interest expense for the Company’s continuing and discontinued operations was $1.2 million in the second quarter, compared to $1.4 million in total in the year ago quarter. Total senior and junior debt at June 30, 2005 was $30.8 million, up from $29.9 million at March 31, 2005 and $26.7 million at December 31, 2004. The increase in debt was due to increased working capital requirements associated with higher sales volumes.
For the six-month period ended June 30, 2005, net sales from continuing operations were $169.8 million versus $105.8 million during the prior year period. During the first half of 2005 the Company reported income from continuing operations(1) of $7.3 million, or $0.64 per diluted share ($0.65 per basic share), compared to income from continuing operations of $3.2 million, or $0.29 per diluted and basic share, a year ago. Including a loss from discontinued operations of $(80,000), or $(0.00) per diluted and basic share, the Company reported net income for first half of 2005 of $7.2 million, or $0.64 per diluted share ($0.65 per basic share). Including a loss from discontinued operations of $(809,000), or $(0.07) per diluted and basic share, the Company reported net income for 2004 six month period of $2.4 million, or $0.22 per diluted and basic share. As explained above, the Company’s diluted shares outstanding increased by 4.7% over the year ago period, as a result of the sale of additional shares of common stock during the first half of 2004.
“We are extremely pleased with our performance in the quarter which saw revenues grow by 56% and income from continuing operations more than double. As overall economic conditions continued to improve, we saw demand in our markets gain momentum as customers purchased new equipment, resulting in increased sales volumes and further gains in market share for the Company,” stated Jeffrey I. Badgley, President and Co-CEO of Miller Industries. “While current raw material pricing is significantly higher than during the year-ago period, we have seen prices begin to stabilize over the last few months. We are pleased with the progress of our cost monitoring and our refocus on our core
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MILLER INDUSTRIES REPORTS 2005 SECOND QUARTER EARNINGS RESULTS	PAGE 3

operations, which resulted in a 280 bps improvement in gross margin over the last quarter. These efforts, along with the 3% price increase instituted at the end of June, should help the Company continue to improve its gross margin. Additionally, despite the increase in sales, we were able to effectively manage our SG&A expenses, which resulted in the highest operating margin the Company has seen in some time.”
Vince Mish, Chief Financial Officer, added, “As we announced in June, we were able to secure a new $27 million senior credit facility with Wachovia Bank, N.A., as well as an amendment and extension of our junior credit facility for three years, which will result in substantial interest expense savings and increased borrowing capacity. In keeping with our goal of improving our financial strength, we are pleased with this achievement and the flexibility it will give us to invest in our future growth.”
Mr. Badgley concluded, “We continue to see a positive outlook for our business. As we move into the second half of the year, we will continue to manage our cost structure in order to leverage the increased demand we are experiencing. We are focused on providing the highest quality products to our customers, while building upon our position as the world’s largest manufacturer of towing and recovery equipment. We look forward to continued success throughout the remainder of the year.”

In conjunction with this release, Miller Industries will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, August 10, 2005, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through a link at:

http://phx.corporate-ir.net/playerlink.zhtml?c=112441&s=wm&e=1114313

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through August 17, 2005. The replay number is (800) 642-1687, Passcode 8439935.

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion and Eagle.

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MILLER INDUSTRIES REPORTS 2005 SECOND QUARTER EARNINGS RESULTS	PAGE 4

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The Company noted that forward looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed under the caption “Risk Factors” in the Company’s Form 10-K for fiscal 2004, which discussion is incorporated herein by this reference.

TABLE FOLLOWS

MILLER INDUSTRIES REPORTS 2005 SECOND QUARTER EARNINGS RESULTS	PAGE 5

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2005	2004	Change	2005	2004	Change
NET SALES	$92,938	$59,648	55.8%	$169,834	$105,807	60.5%

COSTS AND EXPENSES:

COST OF OPERATIONS	79,461	50,952	56.0%	147,375	90,323	63.2%

SELLING, GENERAL AND	6,175	5,369	15.0%	11,681	9,828	18.9%
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE, NET	1,200	1,234	-2.8%	2,363	2,278	3.7%

TOTAL COSTS AND EXPENSES	86,836	57,555	50.9%	161,419	102,429	57.6%

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	6,102	2,093	191.5%	8,415	3,378	149.1%

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	6,102	2,093	191.6%	8,415	3,378	149.1%

INCOME TAX PROVISION	903	18	4916.7%	1,145	204	461.3%

INCOME FROM CONTINUING OPERATIONS	5,199	2,075	150.6%	7,270	3,174	129.0%

DISCONTINUED OPERATIONS:
LOSS FROM DISCONTINUED OPERATIONS, BEFORE TAXES	(34)	(322)	-89.4%	(80)	(809)	-90.1%
INCOME TAX PROVISION	-	-	0.0%	-	-	0.0%
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAXES	(34)	(322)	-89.4%	(80)	(809)	-90.1%

NET INCOME	$5,165	$1,753	194.6%	$7,190	$2,365	204.0%

BASIC INCOME (LOSS) PER COMMON SHARE:

INCOME FROM CONTINUING OPERATIONS	$0.46	$0.19	142.1%	$0.65	$0.29	124.0%

LOSS FROM DISCONTINUED OPERATIONS	$-	$(0.03)	100.0%	$-	$(0.07)	100.0%

BASIC INCOME	$0.46	$0.16	187.5%	$0.65	$0.22	195.5%

DILUTED INCOME (LOSS) PER COMMON SHARE:

INCOME FROM CONTINUING OPERATIONS	$0.45	$0.19	136.8%	$0.64	$0.29	120.7%

LOSS FROM DISCONTINUED OPERATIONS	$-	$(0.03)	100.0%	$-	$(0.07)	100.0%

DILUTED INCOME	$0.45	$0.16	181.3%	$0.64	$0.22	190.9%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,197	10,883	2.9%	11,195	10,789	3.8%
DILUTED	11,401	10,909	4.5%	11,409	10,895	4.7%

MILLER INDUSTRIES REPORTS 2005 SECOND QUARTER EARNINGS RESULTS	PAGE 6

(1) During the quarter ended December 31, 2002, the Company's management and its board of directors made the decision to divest of its remaining towing services segment, as well as the operations of the distribution group of the towing and recovery equipment segment. As a result, the statements of operations and related financial statement disclosures for all prior years have been restated to present the towing services segment and the distribution group as discontinued operations separate from continuing operations. The discussions and analyses above are of continuing operations, as restated, unless otherwise noted. Results of discontinued operations reflect interest expense for debt directly attributing to these businesses, as well as an allocation of corporate debt based on loan collateral. The results of operations and loss on disposal associated with certain towing services markets, which were sold in June 2003 have been reclassified from discontinued operations to continuing operations given the Company's significant continuing involvement in the operations of the disposal components via a consulting agreement, and the Company's ongoing interest in the cash flows of the operations of the disposal components via a long-term license agreement.

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